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                                                                    Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in a registration statement of Energy East Corporation on Form S-4 relating to the acquisition of CTG Resources, Inc. by Energy East Corporation of our report dated January 29, 1999, on our audits of the consolidated financial statements and financial statement schedule of Energy East Corporation and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the Annual Report on Form 10-K for 1998 of Energy East Corporation. We also consent to the reference to our Firm under the caption "Experts" in the related Prospectus pertaining to the issuance of common stock of Energy East Corporation.


/s/ PricewaterhouseCoopers LLP

New York, New York
August 16, 1999